Pine River Capital Management L.P.

Personal Investment and Trading Policy,
Statement on Insider Trading,
and
Code of Ethics Pursuant to
Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940, as amended

  and

Rule 17j-1 under the Investment Company Act of 1940, as amended

(collectively, “Code of Ethics”)

February 2014

PERSONAL INVESTMENT AND TRADING POLICY

General Statement

Pine River Capital Management L.P. (“Pine River”) seeks to foster and maintain a reputation for honesty, integrity, and professionalism. Pine River considers its reputation a vital business asset. The confidence and trust placed in Pine River by the funds and accounts which it manages, the investors in those funds (“Investors”), its service providers, its market counterparties, and other persons or entities with whom it deals, are highly valued and must be protected. As a result, Pine River and its Supervised Persons1 must not act or behave in any manner or engage in any activity that (1) misuses, or creates the appearance of the misuse of material nonpublic information, (2) gives rise to any breach of fiduciary duty owed to any investment entity or account advised or managed by Pine River (each a “Fund”), or (3) creates any actual or potential conflict of interest, or the appearance of an undisclosed conflict of interest, between any Fund and Pine River or any Supervised Person.

A conflict of interest occurs when Pine River’s or any Supervised Person’s private interest interferes with the interests of, or service to, a Fund.  Pine River and its Supervised Persons must conduct themselves in such a manner that a reasonable observer would have no grounds to believe that a conflict of interest exists.  Supervised Persons are not permitted to self-deal or otherwise to use their positions with the Funds or Pine River to further their own or any other related person’s business or personal interests or opportunities.

In addition, the Federal Securities Laws2 require that investment advisers maintain a record of every transaction in any Security3, with certain limited exceptions, in which any Access Person4 acquires or disposes of Beneficial Ownership5 of the Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.

Pine River may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the Investment Company Act (each, a “Registered Fund”).  Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of an investment adviser of a Registered Fund in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Registered Fund, to (1) employ any device, scheme or artifice to defraud the Registered Fund, (2) make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading, (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund, or (4) engage in any manipulative practice with respect to the Registered Fund.

Pine River has developed the following policies and procedures relating to personal trading in Securities.  This Code of Ethics provides for the reporting of personal trading in Securities in order to ensure that its requirements are satisfied by each Supervised Person.

Requirements of this Code of Ethics

Duty to Comply with Applicable Laws

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Pine River to the Funds, and this Code of Ethics.

Duty to Report Violations

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer6 if he or she knows or has reason to believe that any Supervised Person has violated any provision of this Code of Ethics. This includes reporting one’s own violations or potential violations of this Code of Ethics.  However, if a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code of Ethics, he or she must promptly notify another member of the Compliance Committee and is not required to notify the Chief Compliance Officer.

Pine River is committed to fostering a culture of compliance.  Therefore, Pine River urges Supervised Persons to contact the Chief Compliance Officer at any time for issues related to individual or firm compliance.  Supervised Persons will not be penalized for, nor will their status at Pine River be jeopardized by, communicating with the Chief Compliance Officer in good faith.  Concerns, observations, violations, or suspected violations may also be reported anonymously to the Chief Compliance Officer.  Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code of Ethics in good faith is itself a violation of this Code of Ethics, and cause for appropriate corrective action, including dismissal.

Duty to Provide Copy of the Code of Ethics and Related Certification

Pine River shall provide all Supervised Persons with a paper or electronic copy of this Code of Ethics and all subsequent amendments hereto.   All Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code of Ethics, annual review of this Code of Ethics, and receipt and review of any subsequent material amendments to this Code of Ethics.

Duty to Avoid and Disclose All Potential and Actual Conflicts of Interest

Pine River’s employees and affiliates must not improperly place the interests of Pine River or themselves before the interests of a Fund.  Pine River’s employees and affiliates must not: (1) improperly use their personal influence or personal relationship to affect investment decisions or financial reporting for a Fund whereby such person or Pine River would benefit to the detriment of the Fund; or (2) cause a Fund to take action, or fail to take action, in order to achieve a personal benefit of any kind rather than to benefit the Fund.

Restrictions on Supervised Persons Trading in Securities

General Statement

No Supervised Person may engage in a Security transaction, directly or indirectly, that is also the subject of a transaction by a Fund (i) if such Supervised Person’s transaction would disadvantage or appear to disadvantage the Fund or (ii) if such Supervised Person would profit from or appear to profit from such transaction, whether or not at the expense of the Fund. The following specific restrictions apply to all trading activity by a Supervised Person:

Any transaction in a Security in anticipation or with knowledge of an order from or on behalf of a Fund (i.e., front running) is prohibited.

Any transaction of a Security included on the restricted list of issuers maintained by Pine River is prohibited.   Pine River’s “restricted list” shall include the name of any company as to which one or more individuals at Pine River may have material information which has not been publicly disclosed; with the exception that Pine River’s Information Barrier Policy (attached as Appendix N of the Compliance Manual) provides, under limited circumstances, for the disclosure of confidential information to one Pine River employee without requiring that the name of the disclosing company be included in the restricted list.

Any transaction in a Security which the Supervised Person knows or has reason to believe is being purchased or sold by or on behalf of a Fund is prohibited until the Fund’s transaction has been completed.

Any same‑day transaction in a Security in which any Fund has a pending or actual transaction is prohibited.

Any transaction in a Security during the period which ends five business days after any Fund has traded in that Security is prohibited.

Any short selling or option trading that is economically opposite of any pending transaction for any Fund.

Any transaction in a Security that would result in a Supervised Person’s profiting in the purchase and sale, or sale and purchase, of the same or equivalent Security within 30 days, is prohibited (a “short-swing trade”).  The Chief Compliance Officer may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission in the firm’s compliance files.

Any increasing of a Supervised Person’s positions in a Security once a Fund has entered into a transaction to purchase or short sell such Security.  Supervised Persons are permitted to decrease positions in a Security; however, these transactions are subject to (a), (b), (c), (d), and (e) above.

Use of Broker-Dealers and Brokerage Accounts

Supervised Persons may not engage, nor may Supervised Persons permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which such Supervised Person has, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

The following are transactions exempt from the general restrictions under (C)(1) above (“Exempt Transactions”):

Transactions in Non-Reportable Securities.  The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government (or comparable non-U.S. Government) (but not their agencies or political subdivisions); (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated to one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds7; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; (vi) interests in Section 529 Plans (vii) stock index futures (and options thereon); and (viii) any foreign exchange transaction.

Any transaction in Securities in an account over which a Supervised Person does not have any direct or indirect influence or control.  It is presumed that a Supervised Person can exert some measure of influence or control over accounts held by members of such person’s immediate family sharing the same household.  This presumption may be rebutted by presenting convincing evidence in writing to the Chief Compliance Officer.

Purchasing Securities under Automatic Investment Plans8.

Purchasing Securities by exercising rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which a Supervised Person has Beneficial Ownership.

Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which a Supervised Person has Beneficial Ownership.

Such other classes of transactions or other specific transactions as may be exempted from time to time by the Chief Compliance Officer, or in his absence another member of the Compliance Committee, based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

4.             Initial Public Offerings, Private Placements and Limited Offerings9

Supervised Persons must obtain the approval of the Chief Compliance Officer prior to investing in an initial public offering (“IPO”), private placement or limited offering.  A Supervised Person’s purchase of an IPO, private placement or limited offering purchase may raise questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible Funds, or whether a Supervised Person is receiving a personal benefit for directing Funds’ business or brokerage. A Limited Offering is an acquisition or disposition of Securities of a private issuer subject to other restrictions that may be applicable thereto.  For a detailed analysis of what investments constitute Limited Offerings, see Exhibit 6 to this Code of Ethics.

5.             Preclearance and Verification Procedures to Implement Trading Restrictions.

The following procedures shall govern all transactions in Securities in which a Supervised Person has or seeks to obtain Beneficial Ownership of such Securities, except for Exempt Transactions as described in Section 3 above.

Supervised Person Transactions Subject to Preclearance

As set forth below, certain Supervised Person transactions in Reportable Securities are subject to preclearance and subsequent review by the Chief Compliance Officer. A transaction for a Supervised Person’s account may be disapproved if it is determined by the Chief Compliance Officer that the Supervised Person is unfairly benefiting from, or that the transaction is in conflict with or appears to be in conflict with, any “Fund Transaction,” any of the above-described trading restrictions, or this   Code of Ethics. Fund Transactions include transactions for any Fund or any other account managed or advised by any Supervised Person for a fee.

Any disapproval of a Supervised Person’s transaction shall be in writing.

Procedures for Preclearance of Transactions
Other than Exempt Transactions

Preclearance of Personal Transactions.  An Access Person must obtain preclearance for all transactions in Securities prior to entering into such transaction in any account over which the Supervised Person has Beneficial Ownership.  The preferred method for preclearing transactions is via the online compliance dashboard.  Once an Access Person has formally requested preclearance, a member of the Legal Department will notify the Supervised Person promptly, but in any event within two business days, of any conflict and will advise whether the Supervised Person’s transaction has been cleared.
Other Transactions.  All other Supervised Person transactions in Securities (e.g., participation in a privately‑negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Chief Compliance Officer prior to the Supervised Person entering into the transaction. If a Supervised Person wishes to engage in such a transaction, he or she must submit a Supervised Person Trade Preclearance Form to the Chief Compliance Officer. The Chief Compliance Officer will notify a Supervised Person within five business days of any conflict and will advise whether the Supervised Person’s transaction has been cleared.

REPORTING

ReportsAbout Securities Holdings and Transactions

Supervised Persons must submit periodic reports about their securities holdings, transactions, and accounts (including accounts over which they have Beneficial Ownership) to the Chief Compliance Officer.  The reports are intended to identify conflicts of interest that could arise when a Supervised Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code of Ethics.  Pine River is sensitive to privacy concerns, and will try not to disclose Supervised Persons reports to anyone unnecessarily.

The preferred method for disclosing accounts, holdings and transactions is through the online compliance dashboard.  Supervised Persons whose accounts are not electronically fed to this system, or whose brokers will not send duplicate copies of accounts statements and confirmations to Pine River must submit the Quarterly Transaction Report   form which is attached as Exhibit 3.

Failure to file a timely, accurate, and complete report is a serious breach of Commission10 rules and this Code of Ethics.  If a Supervised Person is late in filing a report, or files a report that is misleading or incomplete, he or she may face sanctions, including identification to the Chief Compliance Officer, salary or bonus withholding, or employment termination.

Initial Holdings Report:  Within ten (10) days after an individual becomes a Supervised Person, he or she must submit a holdings report to Pine River (a form of which is attached as Exhibit 2 hereto11) based on information that is current as of a date not more than 45 days prior to the date such person became a Supervised Person that contains:

The name or title and type of Security; and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and the principal amount of each Reportable Security for which the Supervised Person has Beneficial Ownership.  Supervised Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

The name and address of any broker, dealer, bank, or other institution, such as a general partner of a limited partnership or transfer agent of a company, that maintained any account holding of any Securities for which Supervised Persons have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.  Supervised Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

Upon request, an executed statement and a letter or other evidence pursuant to which the Supervised Person has instructed each broker, dealer, bank, or other institution to provide duplicate confirmations of all Securities transactions to the Chief Compliance Officer, unless the Chief Compliance Officer indicates that the information is otherwise available to him or her.  A sample form of this statement is attached hereto as Exhibit 4.

The date the report was submitted.

Quarterly Transaction Report:  Except as provided in Section 2(e) below, within 30 days after the end of each calendar quarter every Supervised Person must submit Quarterly Brokerage Account and Non-Broker Transaction Report and Attestation (“Quarterly Report”) (a form of which is attached as Exhibit 3 hereto12) to the Chief Compliance Officer.  The Quarterly Report must contain the following information:

With respect to any transaction during the quarter in any Reportable Security in which the Supervised Person had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by), and principal amount of each Reportable Security involved;
The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);
The price of the Reportable Security at which the transaction was effected;
The name of the broker, dealer, bank, or other institution with or through which the transaction was effected; and
The date that the report was submitted.

The date that the report was submitted.

(c)           Notwithstanding the requirements contained in (a) through (d) immediately above, Supervised Persons are excused from submitting the Quarterly Reports where the information would duplicate details contained in trade confirmations that Pine River holds in its records, provided that Pine River received the relevant confirmations not later than 30 days after the calendar quarter in which the transaction took place.

(d)           Supervised Persons excused from submitting Quarterly Reports pursuant to (c) above or due to lack of information to report, must nonetheless provide a statement that (1) all pertinent information regarding their personal trading for the past calendar quarter has been provided to Pine River in the form of confirmations; or (2) they had no personal trades to report outside of the permitted exceptions for the last calendar quarter.

Annual Holdings Report:  Supervised Persons must, no later than February 14 of each year, submit to the Chief Compliance Officer a report (see Exhibit 2) that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains:

The name/title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which the Supervised Person has Beneficial Ownership on the Annual Report Date.  Supervised Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by Pine River.

The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership or transfer agent of a company) that maintained any account holding any Securities for which the Supervised Person had Beneficial Ownership on the Annual Report Date, account numbers and names of the persons for whom the accounts are held; and date when each account was established.

An executed statement (and a letter or other evidence, if available) confirming that the Supervised Person has instructed each broker, dealer, bank, or other institution to provide duplicate confirmations of all Securities transactions to Pine River, unless Pine River indicates that the information is otherwise available to it.

The date that the report was submitted.

Despite (a) through (d) immediately above, Supervised Persons are excused from submitting the Annual Reports where the information would duplicate details contained in statements that Pine River holds in its records.

4.             Exception to requirement to list transactions or holdings:  Supervised Persons are not required to submit holdings or transactions reports for any account over which the Supervised Person had no direct or indirect influence or control, or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Pine River.  Supervised Persons must still identify the existence of the account in their list of accounts.  Transactions that override pre-set schedules or allocations of an Automatic Investment Plan, however, must be included in a Quarterly Report.

Review of Reports and Other Documents

The Chief Compliance Officer will periodically review reports submitted by Supervised Persons and records received from institutions that maintain their accounts in order to test compliance with this Code of Ethics. To ensure adequate scrutiny, documents concerning the Chief Compliance Officer will be reviewed by another member of the Compliance Committee.

Review of submitted holding and transaction reports will include not only an assessment of whether the Supervised Person followed all required procedures of this Code of Ethics, but may also: (i) compare the personal trading to any restricted lists; (ii) assess whether the Supervised Person is trading for his or her own account in the same securities that he or she is trading for Funds, and if so whether the Funds are receiving terms as favorable as the Supervised Person takes; (iii) periodically analyze the Supervised Person’s trading for patterns that may indicate abuse, including market timing; (iv) investigate any substantial disparities between the quality of performance the Supervised Person achieves for his or her own account and that he or she achieves for Funds; and (v) investigate any substantial disparities between the percentage of trades that are profitable when the Supervised Person trades for his or her own account and the percentage that are profitable when he or she places trades for Funds.

C.            Registered Fund Reporting Procedures

On a periodic basis, but not less than annually, the Chief Compliance Officer shall provide a written report to each Registered Fund’s management and its board of directors (each a “Board”) setting forth (1) a description of any issues arising under Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics or their underlying procedures since the last report to the Board, including information about material violations of Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics or their underlying procedures and sanctions imposed in response to such material violations, and (2) a certification on behalf of Pine River that Pine River has adopted procedures reasonably necessary to prevent Access Persons from violating Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics.  The Board is then required to consider the annual written report.

In the event of a material change to Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics, the Chief Compliance Officer shall inform each Registered Fund’s chief compliance officer of such change and ensure that the change is approved by each Registered Fund’s Board no later than six months after the change is adopted.  For the avoidance of doubt, revisions to portions of this Code of Ethics, which are included in this Code of Ethics but are not required by Rule 17j-1under the Investment Company Act, shall not be considered material revisions.

STATEMENT ON INSIDER TRADING

Background

The proper handling of material nonpublic information is critical to Pine River’s integrity and reputation.  Violating insider trading prohibitions may be damaging to both the reputation and financial position of Pine River and its Supervised Persons.  Therefore, Pine River strives to avoid even the appearance of misusing material nonpublic information.

Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information.  In addition, the misuse of nonpublic material information may violate state securities laws and other legal and regulatory mandates.  For these reasons, Pine River takes seriously its obligation to prevent insider trading.  In light of the severity of the possible sanctions and potential damage to its reputation that may result from insider trading violations, Pine River has adopted this Statement on Insider Trading (“Statement”).  Through this, Pine River seeks to satisfy its obligation to prevent insider trading and to help Supervised Persons, as well as Pine River, avoid the severe consequences associated with violations of the insider trading laws.

Insider trading, or trading Securities while in possession of material nonpublic information, or improperly communicating such information to others, may expose a person to civil and/or criminal penalties. Criminal sanctions imposed for insider trading may include fines or imprisonment. The Commission may recover the profits gained or losses avoided through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may initiate lawsuits seeking to recover damages for insider trading violations.

Any violation of insider trading laws or this Statement constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex.  Supervised Persons should direct any questions relating to this Statement to the Chief Compliance Officer.  Further, a Supervised Person must immediately notify the Chief Compliance Officer if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

Notwithstanding the foregoing, this Statement is not intended to replace the responsibility of Pine River’s Supervised Persons to understand and comply with the legal prohibition on insider trading.

Statement of Firm Policy

1.             Buying or selling Securities while in possession of material nonpublic information is prohibited, unless the Chief Compliance Officer has pre-approved the transaction on the basis of clear legal product permitting such transaction.  This includes purchasing or selling for (i) a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (ii) a Fund’s account, or (iii) any Pine River account.  If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

2.             Inappropriately disclosing material nonpublic information to others, whether or not for consideration, (i.e., tipping) is prohibited.  Material nonpublic information must be disseminated only on a  “need to know basis” and only to appropriate personnel.  Any confidential discussions between an issuer and Pine River personnel are considered sources of potential material and nonpublic information.  The Chief Compliance Officer should be consulted in the event a question arises as to who is privy to material nonpublic information.

3.             Assisting anyone transacting business on the basis of material nonpublic information through a third party is prohibited.

4.             The following summarizes principles important to this Statement:

                (a)           What is “material” information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that if disclosed would have a substantial effect on the price of a company’s Securities.

                (b)           What is “nonpublic” information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace, or is otherwise publically available to all investors. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape,” Bloomberg, or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.   The contents of public records, such as court dockets and public regulatory filings, are generally also considered public information for purposes of the insider trading laws.

                (c)           Material nonpublic information does not have to be obtained from the relevant company or issuer to constitute inside information.

                 (d)           Examples of material information may include any of the following, prior to wide public disclosure: (i) the financial performance of a company against its budget; (ii) changes in a company’s actual or anticipated financial condition or business performance; (iii) changes in the capital structure of the company, including proposals to raise additional equity or borrowings; (iv) proposed changes in the nature of the business of the company; (v) changes to the board of directors or significant changes in senior management; (vi) an undisclosed significant change in the company’s market share; (vii) likely or actual entry into or loss of a material contract, customer, or supplier; (viii) projections of future earnings or losses; (ix) a pending or proposed merger, acquisition, or divestiture; (x) changes in dividend policy; (xi) significant pricing changes; (xii) significant litigation exposure due to actual or threatened litigation or other unexpected liability; (xiii) earnings that are inconsistent with the consensus expectations of the investment community; (xiv) a pending or proposed acquisition or disposition of a material asset; (xv) the declaration of a stock split or the offering, purchase or redemption of company securities; (xvi) development of a significant new product or process; and (xvii) significant governmental regulatory activities.

Either positive or negative information may be material.  It can be difficult to know whether information would be considered “material” because no bright line test exists.  Although a Supervised Person may have information about a company that he or she does not consider material and nonpublic, federal regulators and others may, with the benefit of hindsight, conclude that the information was material.  When doubt exists, information should be presumed to be material and nonpublic.  When unsure whether information is material and non-public, Supervised Persons should consult the Chief Compliance Officer.

5.             Identifying Insider Information

Before executing any trade for oneself or others, including Funds, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

                (a)           Immediately alert the Chief Compliance Officer or another member of the Compliance Committee so that the applicable Security can be placed on the Restricted List, if appropriate.

                (b)           Refrain from purchasing or selling the Securities.

                (c)           Not communicate the information inside or outside of Pine River, other than to the Chief Compliance Officer or another member of the Compliance Committee.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Pine River should take, if any.

6.             Contacts with Public Companies; Tender Offers

Contacts with public companies may represent part of Pine River’s research efforts and Pine River may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors.  In such situations, Pine River must make a judgment about its further conduct.  To protect himself or herself, Funds, and Pine River, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material nonpublic information, and should refrain from trading in the securities of the companies involved unless and until the Chief Compliance Officer authorizes further trading.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the Securities of the companies involved. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either.  Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Procedures to Implement Statement

Responsibilities of Supervised Persons

All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not occur either intentionally or by mistake.  In this regard, all Supervised Persons are responsible for:

Reading, understanding, and consenting to comply with the insider trading policies contained in this Statement.  Supervised Persons will be required to sign an acknowledgment that they have read, understood, and will comply with their responsibilities under the Code of Ethics.
Not disclosing inside information obtained from any source.  Disclosing such information to family, friends, or acquaintances is grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecutions.
Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected.
Being aware of, and monitoring, any Investors who are shareholders, directors, and/or senior officers of public companies.  Any unusual activity, including a purchase or sale of restricted stock, must be brought to the attention of the Chief Compliance Officer.

Security: Safeguarding Material Nonpublic Information

In order to prevent accidental dissemination of material nonpublic information, Supervised Persons must adhere to the following guidelines.

Inform management when unauthorized personnel enter the premises;

Properly secure doors and drawers at all times in areas or places that have confidential and secure files;

Refrain from discussing sensitive information in public areas;

Refrain from leaving confidential information on message devices;

Maintain control of sensitive documents, including handouts and copies intended for internal dissemination only;

Ensure that faxes and electronic messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message; and

Not provide passwords to unauthorized personnel.

GIFTS AND BENEFITS POLICY

Supervised Persons may not accept any gift, benefit, or entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, from any person or entity that does business or desires to do business with Pine River directly or on behalf of a Fund.

Supervised Persons may not give a gift, benefit, or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Investors.

Supervised Persons should not give or receive gifts or entertainment that would be embarrassing to that person or Pine River if made public.

A full and detailed description of Pine River’s gifts and benefits policy is contained in the Conflicts of Interest section of the main Compliance Manual.

COMPLIANCE

Certificate of Receipt

Supervised Persons are required to acknowledge that they have received a copy of and have read and understood this Code of Ethics at the time of their hire by signing the form attached as Appendix C.

Annual Certificate of Compliance

Supervised Persons are required to certify that they have read and understand this Code of Ethics and that they recognize they are subject to its provisions following the effective date of any material amendment to this Code of Ethics, and annually thereafter.  In addition, in the annual certificate Supervised Persons are obligated to represent that they have complied with all of the requirements of this Code of Ethics during the prior year, and that they have disclosed, reported, or caused to be reported all holdings and transactions as required during the prior year.  A form for this purpose is attached to the Compliance Manual as Appendix C.

Remedial Actions

If a Supervised Person violates this Code of Ethics, including filing a late, inaccurate, or incomplete holdings or transaction report, such person shall be subject to remedial actions.  Remedial actions may include any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be significant); (5) withholding of salary and/or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; and/or (8) referral to civil or governmental authorities for possible civil or criminal prosecution.

  RECORDS RETENTION

The Chief Compliance Officer will maintain, for a period of five years after the end of the fiscal year in which the report is made or the information is provided (at minimum) unless otherwise specified herein, the records listed below. The records will be maintained at Pine River’s principal place of business in an easily accessible but secure place.

A record of the persons’ names who are currently, or within the past five years were, Supervised Persons of Pine River and subject to this Code of Ethics.

The Annual Certificate of Compliance signed by all persons subject to this Code of Ethics acknowledging receipt of copies of such Code of Ethics and acknowledging they are subject to it and will comply with its terms.  All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

A copy of each Code of Ethics (as may be amended or supplemented from time to time) that has been in effect at any time during the preceding five-year period.

A copy of each report made by a Supervised Person pursuant to this Code of Ethics, including any broker trade confirmations or account statements that were submitted in lieu of such person’s Quarterly Reports.

A record of all known violations of the Code of Ethics and of any actions taken as a result thereof, regardless of when such violations were committed.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities other than Exempt Transactions by Supervised Persons, for at least five years after the end of the fiscal year in which the approval is granted.

A copy of each annual (or, if pertinent, other periodic) written report made to the Board of any Registered Fund advised or sub-advised by Pine River.

A record of all other reports made by the Chief Compliance Officer related to this Code of Ethics.

REVIEW

This Code of Ethics shall be reviewed by the Chief Compliance Officer on at least an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Pine River or Supervised Persons.   Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions, or suggestions regarding implementing or improving this Code of Ethics.

1. The term “Supervised Person” means (i) any partner, officer or director of Pine River, or any other person occupying a similar status or performing a similar function; (ii) employees of Pine River; and (iii) any other persons who provide advice on behalf of Pine River and are subject to Pine River’s supervision and control.

2. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.  The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

3. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act.  For purposes of this Code of Ethics, the following are Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

4. With limited exception, all Pine River partners, employees, temporary employees, interns and contractors are deemed to be “Access Persons.”

5. “Beneficial Ownership” has the same meaning as such term has under Section 16 of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement,  understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If an Access Person has a question about whether he or she beneficially owns a security or has a pecuniary interest in a security, he or she should consult the Chief Compliance Officer.

6. The “Chief Compliance Officer” is the Access Person designated by Pine River as such, as identified in Appendix B – Identity of Specified Persons of Pine River’s Compliance Manual.

7. Pursuant to SEC No-Action Letter dated November 30, 2005 relating to whether or not exchange traded funds (“ETFs”) are “reportable securities,” as defined in Rule 204A-1(e)(10) of the Investment Advisers Act of 1940, ETFs, both open-ended and closed-ended, are not excepted from the reporting and pre-clearance requirements of this Code of Ethics.   The term “Reportable Fund” means (i) any Registered Fund for which Pine River serves as investment adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls Pine River, is controlled by Pine River or is under common control with Pine River.  As used in this definition, the term “control” has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

8. An “Automatic Investment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

9. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

10. The term “Commission” means the U.S. Securities and Exchange Commission.

11. Exhibit 2 is provided only as an example of an acceptable format for Supervised Persons to follow when compiling the required Initial or Annual Holdings Report.

12. Exhibit 3 is provided only as an example of an acceptable format for Access Persons to follow when compiling the required Quarterly Report.